Exhibit 99.3

Capital Availability

Assumes no property sales, no additional cash flow, no additional consolidated refinancings

(as of February 2, 2010)

($ thousands)
	2010	2011	2012
Capital Sources:

Line commitments combined	$713,833	$—	$—
Outstanding line balance - 2/2/10	—	—	—
Line maturity - 2/11/11 & 2/11/12	—	(113,833)	(600,000)
Refinance of 2/11/12 line expiration	—	—	600,000

Line Availability	713,833	555,092	270,341

Cash balance - 2/2/10	100,239	—	—
Forward equity offering (net of costs)	235,000	—	—

Funding Availability before Capital Requirements	1,049,072	555,092	270,341

Capital Requirements:
Financing requirements - maturing consolidated debt	(168,984)	(205,754)	(250,000)
Assumed equity requirement to refinance maturing JV mortgage debt	(146,181)	(54,180)	(6,066)
Net costs to complete in-process developments	(53,982)	(6,817)	4,873
Derivative settlement	(11,000)	(18,000)	—

Total Capital Requirements	(380,147)	(284,751)	(251,193)

Total Capital Availability	$668,925	$270,341	$19,148